UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2012

iGo, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-30907	86-0843914
(Commission file number)	(IRS Employer Identification No.)

17800 North Perimeter Dr., Suite 200, Scottsdale, AZ	85255
(Address of Principal Executive Offices)	(Zip Code)

(480) 596-0061

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2012, Brian M. Roberts, Vice President, General Counsel and Secretary of iGo, Inc. (the “Company”), informed the Company that he will resign from his positions effective May 2, 2012 to pursue other opportunities.

On April 19, 2012, the Corporate Governance and Nominating Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) approved the nomination of Michael D. Heil to serve as a Class III member of the Board serve a three-year term expiring at the annual meeting of stockholders to be held in 2015 or until his successor has been duly elected and qualified; provided, however, that if Mr. Heil ceases to be employed, voluntarily or involuntarily, as the President and Chief Executive Officer of the Company, he will tender his resignation as a member of the Board at such time and the Committee will have the sole right to either accept or reject such resignation at the Committee’s discretion. The Company and Mr. Heil executed an amendment to Mr. Heil’s employment agreement that reflects this agreement. A copy of the amendment to Mr. Heil’s Employment Agreement reflecting this change is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment #2 to Employment Agreement by and between the Company and Michael D. Heil.+

+	Management or compensatory plan or agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IGO, INC.

	By:	/s/ Darryl S. Baker
Dated: April 23, 2012		Darryl S. Baker
Vice President, Chief Financial Officer and Treasurer